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                                                                     Exhibit 2.1


                               AMENDMENT NO. 2 TO
                          AGREEMENT AND PLAN OF MERGER

         This AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER (this "Amendment"), dated as of September 12, 2003, is made and entered into by and among The Elder-Beerman Stores Corp., an Ohio corporation (the "Company"), Wright Holdings, Inc., a Delaware corporation ("Parent"), and Wright Sub, Inc., an Ohio corporation ("Sub"), to amend that certain Agreement and Plan of Merger, dated as of June 25, 2003, by and among the Company, Parent and Sub, as amended by Amendment No. 1 thereto, dated September 9, 2003 (as so amended, the "Merger Agreement"). Defined terms used herein and not otherwise defined shall have the respective meanings ascribed to them in the Merger Agreement.

         WHEREAS, the parties have negotiated certain amendments to the Merger Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         (a) Merger Price Adjustment. The definition of "Merger Price" set forth in Section 2.01(c)(i) of the Merger Agreement is hereby amended to be "$7.80 in cash, without any interest thereon" instead of "$7.05 in cash, without any interest thereon".

         (b) Expense Reimbursement Adjustment. The definition of "Expense Reimbursement" set forth in Section 8.02(b) of the Merger Agreement is hereby amended to be "One Million Five Hundred Thousand Dollars ($1,500,000)" instead of "One Million Dollars ($1,000,000)".

         (c) Termination Fee Adjustment. The definition of "Termination Fee" set forth in Section 8.02(b) of the Merger Agreement is hereby amended to be "Two Million Five Hundred Thousand Dollars ($2,500,000)" instead of "Two Million Dollars ($2,000,000)".

         (d) No Solicitation Adjustment. Section 5.02 of the Merger Agreement is hereby amended to add new subsection (d) thereto as follows:

             "(d) Notwithstanding the terms of subsection (a) of this Section 5.02: (i) the Company shall be entitled to engage in negotiations with The Bon-Ton Stores, Inc. ("Bon-Ton") for the purpose of obtaining a Superior Proposal from Bon-Ton from and after September 12, 2003; provided that, neither the Company, nor any of its officers, directors, employees or advisors shall offer to or otherwise provide to Bon-Ton any confidential information with respect to Parent or Sub or their respective affiliates including, without limitation, any information related to their negotiations with the Company and/or its advisors, except with respect to proposals made by Parent or Sub or their respective affiliates to increase the Merger Price after September 12, 2003; and (ii) if a majority of the Disinterested Directors determines, in accordance with the requirements of Section 5.02(c), that an Alternative Proposal made by Bon-Ton from and after September 12, 2003, is a Superior Proposal, then all references in the penultimate sentence of Section 5.02(a) to a "three business-day period" or a "three-day negotiation

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         period" shall be changed to a "one business-day period" or a "one-day negotiation period", respectively.

         (e) Entire Agreement. Except as amended by this Amendment, the Merger Agreement remains in full force and effect. This Amendment, together with the Merger Agreement, supersedes all prior discussions and agreements among the parties hereto with respect to the subject matter hereof and contains, together with the Confidentiality Agreement, the sole and entire agreement among the parties hereto with respect to the subject matter hereof. As of the date hereof, all references to the Merger Agreement shall be deemed to refer to the Merger Agreement as amended by this Amendment.

         (f) Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Ohio applicable to a contract executed and performed in such State, notwithstanding any conflict of law provisions to the contrary.

         (g) Counterparts. This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.



         IN WITNESS WHEREOF, each party hereto has caused this Amendment to be signed by its officer thereunto duly authorized as of the date first above written.

                                   THE ELDER-BEERMAN STORES CORP.



                                   By:  /s/ Steven C. Mason
                                       ----------------------------------------
                                   Name:  Steven C. Mason
                                   Title: Chairman of the Board


                                   WRIGHT HOLDINGS, INC.



                                   By:   /s/ Michael T. Sweeney
                                        ---------------------------------------
                                   Name:  Michael T. Sweeney
                                   Title:  President

                                   WRIGHT SUB, INC.



                                   By:   /s/ Michael T. Sweeney
                                        ---------------------------------------
                                   Name:  Michael T. Sweeney
                                   Title:  President


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